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Exhibit 24.1

POWERS OF ATTORNEY

        By signing below, I hereby constitute and appoint Terry L. Hall and Yasmin R. Seyal, my true and lawful attorneys and agents to do any and all acts and things and to execute any and all instruments in my name and behalf in my capacities as a director and/or officer of GenCorp Inc., an Ohio company (the "Company"), and/or as a director and/or officer of one or more of the Company's subsidiaries listed on Annex A (the "Subsidiary Guarantors"), that said attorneys and agents, or any of them, may deem necessary or advisable or that may be required to enable the Company and the Subsidiary Guarantors to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with a registration statement on Form S-4 (or any other appropriate form) for the purpose of registering pursuant to the Securities Act up to US$150 million of 9 1/2% Senior Subordinated Notes due 2013, and the guarantees thereof given by the Subsidiary Guarantors, to be issued in exchange for the Company's outstanding 9 1/2% Senior Subordinated Notes due 2013, and the guarantees thereof given by the Subsidiary Guarantors, including specifically, but without limiting the generality of the foregoing, the power and authority to sign for me, in my name and behalf in my capacities as director and/or officer of the Company and/or one or more Subsidiary Guarantors (individually or on behalf of the Company or a Subsidiary Guarantor), such registration statement, and any and all amendments and supplements thereto, and to file the same, with all exhibits thereto and other instruments or documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm all that said attorneys and agents, or any of them, may do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, I have executed this Powers of Attorney as of September 15, 2003.

/s/ DALE G. ADAMS Dale G. Adams	/s/ TERRY L. HALL Terry L. Hall
/s/ J. ROBERT ANDERSON J. Robert Anderson	/s/ WILLIAM K. HALL William K. Hall
/s/ MICHAEL T. BRYANT Michael T. Bryant	/s/ MICHAEL F. MARTIN Michael F. Martin
/s/ JOSEPH CARLEONE Joseph Carleone	/s/ JAMES M. OSTERHOFF James M. Osterhoff
/s/ J. GARY COOPER J. Gary Cooper	/s/ STEVEN G. ROTHMEIER Steven G. Rothmeier
/s/ JAMES J. DIDION James J. Didion	/s/ GREGORY KELLAM SCOTT Gregory Kellam Scott
/s/ FRANK V. FOGARTY Frank V. Fogarty	/s/ YASMIN R. SEYAL Yasmin R. Seyal
/s/ RONALD D. GOLLMER Ronald D. Gollmer	/s/ BRIAN E. SWEENEY Brian E. Sweeney

/s/ TERRANCE P. GRIFFIN Terrance P. Griffin	/s/ DR. SHEILA E. WIDNALL Dr. Sheila E. Widnall
/s/ IRVING GUTIN Irving Gutin	/s/ ROBERT A. WOLFE Robert A. Wolfe

Annex A

Name	State of Incorporation
Aerojet Fine Chemicals LLC	Delaware
Aerojet-General Corporation	Ohio
Aerojet Investments Ltd.	California
Aerojet Ordnance Tennessee, Inc.	Tennessee
GenCorp Property Inc.	California
GDX Automotive Inc.	Delaware
GDX LLC	Delaware
Penn International Inc.	Ohio
RKO General, Inc.	Delaware

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  Exhibit 24.1
POWERS OF ATTORNEY
  Annex A